Exhibit 99.1

	PRESS RELEASE	Contact:	Frank J. Bilban
972-562-9473	April 30, 2019		Vice President & CFO

ENCORE WIRE REPORTS FIRST QUARTER RESULTS
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the first quarter of 2019.
Net sales for the first quarter ended March 31, 2019 were $314.7 million compared to $291.4 million for the first quarter of 2018. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 13.5% in the first quarter of 2019 versus the first quarter of 2018. The average selling price of wire per copper pound sold decreased 5.9% in the first quarter of 2019 versus the first quarter of 2018. Net income for the first quarter of 2019 increased 18.1% to $13.4 million versus $11.4 million in the first quarter of 2018. Fully diluted net earnings per common share was $0.64 in the first quarter of 2019 versus $0.54 in the first quarter of 2018.
On a sequential quarter comparison, net sales for the first quarter of 2019 were $314.7 million versus $319.7 million during the fourth quarter of 2018. Sales dollars decreased due to a 1.3% unit volume decrease of copper building wire sold, coupled with a 0.9% decrease in the average selling price per pound of copper wire sold on a sequential quarter comparison. Copper wire sales prices decreased, while the price of copper purchased increased 1.5%. Net income for the first quarter of 2019 was $13.4 million versus $25.0 million in the fourth quarter of 2018. Fully diluted net income per common share was $0.64 in the first quarter of 2019 versus $1.20 in the fourth quarter of 2018.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased with our improved results in the first quarter versus the first quarter of last year. There are some key items to note. Net sales dollars increased significantly in the first quarter comparisons of 2019 to 2018. The increased top line was driven primarily by higher unit volumes. Unit volumes increased 13.5% in the first quarter of 2019 versus the first quarter of 2018. Margins also improved in the first quarter comparisons of 2019 versus 2018. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. The copper spread increased 2.2% in the first quarter of 2019 versus the first quarter of 2018, while decreasing 5.3% on a sequential quarter comparison. The copper spread expanded 2.2% as the average price of copper purchased decreased 9.6% in the first quarter of 2019 versus the first quarter of 2018, while the average selling price of wire sold decreased 5.9%. We believe that first quarter volumes were somewhat dampened by rough winter weather, which is not unusual, and happened last year also. Margins, which are highly dependent on competitive market conditions, improved slightly in the first quarter to first quarter comparison, but decreased in the sequential quarter comparison. We believe that significant internal management turnover at two of our larger competitors contributed to some odd pricing in the market in the first quarter of 2019. We hope this pricing pressure settles down during the rest of 2019, as the end markets for our industry appear strong. The first quarter results were also affected by increased stock compensation expense, driven primarily by our strong stock price performance driving the mark to market accounting on stock appreciation rights. The net stock compensation expense increased $800,000 in the first quarter of 2019 versus the first quarter of 2018 and $2.6 million on a sequential quarterly comparison. In aluminum wire, which represented 7.8% of our net sales in the first quarter of 2019, we continue to enforce our rights under the U.S. trade remedy laws.  On April 8, 2019, the U.S. Commerce Department imposed preliminary countervailing duties on imports of aluminum wire from China at rates ranging from 11.57 to 164.16 percent.  The final results of the U.S. Government’s ongoing anti-dumping and countervailing duty investigations are not expected until the end of the year.
The U.S. economy appears strong, as is construction activity. Based on discussions with our distributor customers and their contractor customers, we believe there is a good outlook for construction projects for the next year. We believe our superior order fill rates continue to enhance our competitive position. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. Our balance sheet is very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $178.0 million in cash at the end of the quarter. We also declared a cash dividend during the quarter.

Our low-cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the first quarter results on Wednesday, May 1, 2019, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Frank Bilban, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 888-466-9845, and the passcode is 8769755#. A telephone replay of this conference call will be available at 888-843-7419, conference reference 8769755#, until May 31, 2019. A replay of this conference call will also be accessible in the Investors section of our website for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.
The matters discussed in this news release, other than the historical financial information, including statements about the copper and aluminum pricing environment, the extent of unfair import competition, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2018 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended March 31,
In Thousands	2019	2018
Net Income	$13,411	$11,353
Income Tax Expense	3,995	3,597
Interest Expense	59	59
Depreciation and Amortization	4,344	4,109
EBITDA	$21,809	$19,118

Encore Wire Corporation
Balance Sheets
(In Thousands)

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current Assets
Cash	$177,974	$178,405
Receivables, net	231,470	235,353
Inventories	101,592	102,367
Income Tax Receivable	—	1,389
Prepaid Expenses and Other	1,019	1,723
Total Current Assets	512,055	519,237
Property, Plant and Equipment, net	304,118	298,658
Other Assets	790	165
Total Assets	$816,963	$818,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$30,673	$36,706
Accrued Liabilities and Other	27,070	36,866
Total Current Liabilities	57,743	73,572
Long-Term Liabilities
Deferred Income Taxes and Other	24,580	24,032
Total Long-Term Liabilities	24,580	24,032
Total Liabilities	82,323	97,604
Stockholders’ Equity
Common Stock	269	269
Additional Paid-in Capital	62,013	60,822
Treasury Stock	(91,056)	(91,056)
Retained Earnings	763,414	750,421
Total Stockholders’ Equity	734,640	720,456
Total Liabilities and Stockholders’ Equity	$816,963	$818,060

Encore Wire Corporation
Statements of Income
(In thousands, except per share data)

	Quarter Ended March 31,
	2019		2018
	(Unaudited)

Net Sales	$314,707	100.0%	$291,431	100.0%
Cost of Goods Sold	273,381	86.9%	253,937	87.1%
Gross Profit	41,326	13.1%	37,494	12.9%

Selling, General and Administrative Expenses	24,999	7.9%	22,887	7.9%
Operating Income	16,327	5.2%	14,607	5.0%

Net Interest & Other Income	1,079	0.3%	343	0.1%
Income before Income Taxes	17,406	5.5%	14,950	5.1%

Provision for Income Taxes	3,995	1.3%	3,597	1.2%
Net Income	$13,411	4.3%	$11,353	3.9%

Basic Earnings Per Share	$0.64		$0.54
Diluted Earnings Per Share	$0.64		$0.54
Weighted Average Common and Common Equivalent Shares Outstanding:
Basic	20,884		20,835
Diluted	20,983		20,911
Cash Dividends Declared per Share	$0.02		$0.02

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